Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Shares of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of May 26, 2021.

Coöperatieve Aescap Venture I U.A.

By:	/s/Patrick Krol | /s/Hans Bosman
Name: Aescap Venture Management B.V., represented by Patrick Krol and Hans Bosman
Title: Managing Directors

Aescap Venture Management B.V.

By:	/s/Patrick Krol | /s/Hans Bosman
Name: Patrick Krol and Hans Bosman
Title: Managing Directors

Patrick Johan Hendrik Krol

By:	/s/Patrick Johan Hendrik Krol

Johan Gerhard Bosman

By:	/s/Johan Gerhard Bosman

Michiel Alexander de Haan

By:	/s/Michiel Alexander de Haan